                                                                          4(b)

                   SUPPLEMENT TO INVESTMENT ADVISORY AGREEMENT
                                      WITH
                         MERRILL LYNCH ASSET MANAGEMENT

         As of January 1, 1994 Merrill Lynch Investment Management d/b/a Merrill Lynch Asset Management was reorganized as a limited partnership, formally know as Merrill Lynch Asset Management, L.P. and continuing to do business under the name Merrill Lynch Asset Management ("MLAM"). The general partner of MLAM is Princeton Services, Inc. and the limited partners are Merrill Lynch Investment Management, Inc. and Merrill Lynch & Co., Inc. Pursuant to Rule 202(a)(1)-1 under the Investment Advisers Act of 1940 and Rule 2a-6 under the Investment Company Act of 1940, such reorganization did not constitute an assignment of this investment advisory agreement since it did not involve a change of control or management of the investment adviser. Pursuant to the requirements of Section 205 of the Investment Advisers Act of 1940, however, Merrill Lynch Asset Management hereby supplements this investment advisory agreement by undertaking to advise you of any change in the membership of the partnership within a reasonable time after any such change occurs.


                                          By:  /s/ Arthur Zeikel
                                                ---------------------------



Dated: January 3, 1994